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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Research Engineers, Inc.

We consent to incorporation by reference in the registration statement (No. 333-29747) on Form S-8 of Research Engineers, Inc. of our report dated May 29, 1997, relating to the consolidated balance sheet of Research Engineers, Inc. and subsidiaries as of March 31, 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the two-year period ended March 31, 1997, which report appears in the March 31, 1997 annual report on Form 10-KSB/A No. 1 of Research Engineers, Inc.



                                                           KPMG PEAT MARWICK LLP


Orange County, California
July 29, 1997